UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):February 4, 2009

LIVE CURRENT MEDIA INC.
(Exact name of Registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation)	000-29929 (Commission File Number)	88-0346310 (IRS Employer Identification Number)

375 Water Street, Suite 645
Vancouver, British Columbia V6B 5C6
(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 453-4870

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

This Form 8-K and other reports filed by the Company from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by the Company’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company’s industry, operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2009 Live Current Media Inc. (the “Company”) and Mr. Jonathan Ehrlich entered into an employment severance agreement (the “Severance Agreement”) pursuant to which Mr. Ehrlich resigned as the Company’s President and Chief Operating Officer and as an officer of the Company’s subsidiaries effective January 31, 2009.  Mr. Ehrlich’s resignation was not the result of any disagreement with the Company or its officers or directors.

Pursuant to the Severance Agreement, the Company has agreed to pay Mr. Ehrlich a severance allowance in the amount of $298,000 less any and all applicable government withholdings and deductions; other benefits in the amount of $52,000; and an accrued special bonus in the amount of $250,000, less any and all applicable government withholdings and deductions.  The net amount of the accrued special bonus is to be converted to equity and paid in restricted shares of the Company’s common stock over a period of 12 months.  The number of shares of common stock to be issued for each payment will be computed using the closing price of the common stock on the 15th day of each month or, in the event that the 15th day is not a trading day, on the trading day immediately before the 15th day of the month.  All amounts are expressed in Canadian dollars.

The foregoing description of the Severance Agreement is qualified in its entirety by reference to the Severance Agreement which is attached to this Current Report as Exhibit 10.1.

Effective February 4, 2009, Mark Melville was appointed as the President of the Company.  Mr. Melville’s appointment as President was not as a result of any arrangement or understanding between him and any other person pursuant to which he was to be selected as an officer.  There is no family relationship between Mr. Melville and any of the Company’s officers or directors.

Mr. Melville, age 40, was appointed as the Company’s Chief Corporate Development Officer, a position he continues to hold, on November 9, 2007 and began his employment on January 1, 2008. From July 2005 to November 2007, Mr. Melville was Global Account Manager at Monitor Group L.P., a consulting and investment firm, where he co-led Monitor’s West Coast technology practice. From August 2002 to July 2005, Mr. Melville was Chief Executive Officer of SteelTrace Ltd., a provider of business process and requirements management software. Mr. Melville sold SteelTrace to Compuware Corporation in 2006. Prior to his service with SteelTrace, from 1999 to 2001, Mr. Melville was the Vice President of Corporate Development at MobShop, a pioneer in online commerce. Mr. Melville holds a Masters in Business Administration degree from the Harvard Graduate School of Business, a Masters in Public Administration degree from Harvard's JFK School of Government, and an Honors Bachelor degree in Finance from the University of British Columbia.

Information regarding Mr. Melville’s employment agreement with the Company is incorporated by reference to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 which was filed with the Securities and Exchange Commission on March 31, 2008.

ITEM 8.01	Other Events

A copy of the Press Release issued on February 5, 2009 is attached to this Current Report as Exhibit 99.1.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No	Item

10.1	Employment Severance Agreement dated February 4, 2009, between Live Current Media Inc. and Jonathan Ehrlich
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVE CURRENT MEDIA INC.

By:	/s/ C. Geoffrey Hampson
C. Geoffrey Hampson
Chief Executive Officer
Dated: February 5, 2009